Exhibit 23.4

[Letterhead of Commerce & Finance Law Offices]

August 6, 2007

Ctrip.com International, Ltd.

99 Fu Quan Road

Shanghai 200335

People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus and prospectus supplement included in the registration statement on Form F-3, originally filed by Ctrip.com International, Ltd. on August 6, 2007 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Commerce & Finance Law Offices